Exhibit 10.28

Vivendi Holding I Corp.

800 Third Avenue

New York, NY 10022

Dated December 1, 2007

Mr. Bruce L. Hack

151 Central Park West

New York, NY  10023

Dear Bruce:

Reference is made to the Business Combination Agreement, dated as of even date herewith (the “Business Combination Agreement”), by and between Vivendi S.A. (“Parent”), VGAC LLC, Vivendi Games, Inc., Activision, Inc., and Sego Merger Corporation.  Subject to the consummation of the transactions contemplated by the Business Combination Agreement and your continued employment by Vivendi Holding I Corp. (“Vivendi”) from the date hereof until the Closing Date (as defined in the Business Combination Agreement) Activision Blizzard, Inc. (the “Company”) shall employ you and you agree to accept employment upon the terms and conditions set forth in this agreement (the “Agreement”), effective upon the Closing Date.  Upon the Closing Date, this Agreement shall supersede and replace in its entirety the prior Employment Agreement dated June 29, 2006 (the “Prior Agreement”) between you and Vivendi Holding I Corp. (as successor to Vivendi Universal US Holding Co.); provided, however, that in the event the Closing Date does not occur prior to December 31, 2008, or the Business Combination Agreement is terminated by any party for any reason pursuant to Section 8.1 thereof, then this Agreement shall be deemed void ab initio, and the Prior Agreement shall remain in full force and effect.

1.                                       Term.  The term of this Agreement will commence on the Closing Date and continue until June 30, 2010 (the “Term”), unless earlier terminated pursuant to the provisions of Paragraph 4.

You agree and acknowledge that the Company has no obligation to extend the Term or to continue your employment after the expiration of the Term, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached.  You also agree and acknowledge that, should you and the Company choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof) without a written employment agreement, your employment with the Company will be “at will;” in other words, during any time following the expiration of the Term if a written employment agreement is not in effect, the Company may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice; provided, however, that any such “at will” employment will not diminish or prejudice any rights or benefits to which you are otherwise entitled under this Agreement, or otherwise, after the end of the Term.

2.                                       Employment by the Company and Duties.  You agree to be employed and perform your exclusive services for the Company and its affiliates upon the terms and conditions of this Agreement.  You will render your services hereunder as Vice Chairman of the Board and Chief Corporate Officer.  You will report directly to the Company’s Chief Executive Officer and have direct accountability to the Company’s Chief Executive Officer with respect to the Company’s staff activities, including with respect to finance, legal and human resources, and you will have the authority and responsibilities, in each case, commensurate with your reporting position and status and consistent with your position hereunder.  You will also be responsible for leading the post-merger integration of the Company following the Closing Date under the direction of the Company’s Chief Executive Officer.  You will not be required, without your consent, to perform your duties under this Agreement in a location other than in the Los Angeles, California metropolitan area, except for reasonably required travel on the Company’s business.

3.                                       Compensation and Related Matters.

(a)                                  Base Salary.  For all services rendered under this Agreement, during the Term, the Company will continue to pay your base salary at an annual rate of One Million Five Hundred Thousand Dollars ($1,500,000).

(b)                                 Annual Bonus Compensation. You will participate in the Company’s annual incentive plan or any plan adopted in replacement thereof (“AIP”) as determined by the Company’s Compensation Committee and in accordance with the plan’s terms and conditions.   During the term, your target bonus under the AIP with respect to each fiscal year will be One Million Dollars ($1,000,000) (“Target Bonus”) with a guaranteed minimum of Five Hundred Thousand Dollars ($500,000) per fiscal year (the “Guaranteed Minimum Bonus”).  Your maximum bonus with respect to each fiscal year will be Two Hundred Percent (200%) of your Target Bonus, and your bonus will be based upon a measurement of performance against objectives in accordance with the AIP, or any successor thereto, as they may be amended from time to time.  The bonus amounts payable to you under the AIP, which amounts shall not be less than the Guaranteed Minimum Bonus, will be paid to you following each relevant fiscal year at the same time that AIP bonuses are generally paid to other participants in the AIP in accordance with the terms of such plan (which shall be established as a fixed date or otherwise in a manner which complies with or is exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).  In addition, any replacement plan referred to in this Paragraph 3(b) shall provide you a reasonable opportunity to achieve bonuses reasonably comparable to those that would have been payable under the plan it replaced; provided, however, that under such replacement plan you will receive at least the Guaranteed Minimum Bonuses set forth above.

(c)                                  2007 and 2008 Vivendi Annual Bonuses.  To the extent not otherwise paid to you prior to the Closing Date, your 2007 annual bonus will be paid to you under the Vivendi Games, Inc. (“Vivendi Games”) annual incentive plan as in effect immediately prior to the Closing Date based on the achievement of the existing performance goals and criteria previously established for you under that plan.  Additionally, to the extent that the Closing Date occurs after commencement of Vivendi’s 2008 fiscal year, a pro-rata portion of your 2008 annual bonus

(determined based upon (i) actual performance through the Closing Date and (ii) the percentage of the 2008 fiscal year that shall have elapsed through and including the Closing Date) shall be paid to you in cash on the Closing Date.

(d)                                 Transaction Bonus.  On the Closing Date, you shall be paid a lump sum cash bonus in an amount equal to $1,000,000.

(e)                                  Post-Closing Merger Integration Bonus.  You shall be eligible for a post-closing merger integration bonus targeted at $1,000,000, subject to the terms of such bonus and to your and the Company’s achievement of specified merger integration goals, to be established by the Chief Executive Officer of the Company in consultation with you and approved by the Board of Directors of the Company (the “Board”).

(f)                                    Equity Awards.  During each year of the Term that regular annual equity grants are made to senior executive officers of the Company, the Company will recommend to the Compensation Committee of the Board that you be granted, and will use its reasonable best efforts to cause you to be granted, a grant of an option to purchase 200,000 ordinary shares of the Company’s common stock, or an equity award of comparable value as determined by the Company in its reasonable discretion (“Annual Equity Award”), to be granted at the same time such regular annual equity grants are made to such senior executive officers of the Company; provided, however, that during the Term the Company will recommend to the Compensation Committee of the Board that you shall be granted at least three such Annual Equity Awards.  The Annual Equity Awards will be subject to the terms and conditions of such grants made to such other senior executives of the Company under the Company’s applicable equity plan, and any specific terms and conditions set forth by the Company or its affiliates for senior executives of the Company with comparable positions and responsibilities; provided, however, that following your termination of employment, your then vested options (including, without limitation, any options that become vested upon your termination of employment as described below) shall remain exercisable until the end of the normal option term, without regard to any shorter post-termination of employment exercise period otherwise applicable under the Company’s equity plan or award agreements thereunder.  For the avoidance of doubt, Annual Equity Awards may include, without limitation, (i) options to purchase ordinary shares of the Company’s common stock with or without performance conditions set forth by the Company, and/or (ii) stock appreciation rights with or without performance conditions set forth by the Company, and/or (iii) restricted stocks with or without performance conditions set forth by the Company, and/or (iv) restricted stock units with or without performance conditions set forth by the Company.  The number of shares to be granted under an Annual Equity Award shall be appropriately adjusted in the event of a corporate merger, recapitalization, stock dividend, reorganization or similar event, of the Company.

Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause, you resign for Good Reason or your employment terminates upon the expiration of the Term, all of the Annual Equity Awards granted to you hereunder and any other equity-based award previously granted to you by Parent (pursuant to the Prior Agreement or otherwise) shall become immediately vested and exercisable, but, except as provided herein, the Annual Equity Awards and other equity-based awards will in all respects otherwise remain subject to the terms and conditions of the applicable equity plan.  In addition, with respect to all of your

Annual Equity Awards, the definition of “Cause” set forth in this Agreement will supersede and replace any definition of such term in the applicable equity plan.

(g)                                 Benefits.  You will be entitled to participate in the benefit plans generally available to senior executive employees of the Company in the United States (which will, at all times during your employment, include group health plan, life insurance and disability coverage); provided, however, that you shall only be entitled to participate in the 401(k) plan sponsored by the Company, and you shall not be entitled to participate in any other defined contribution, defined benefit or any other retirement plan of the Company or its affiliates.  In addition, you will be eligible to participate in the Flexible Perquisites program of the Company as long as the Company provides such a program and in accordance with the program’s terms and conditions then in effect.  Your participation in all such benefit plans and programs will be on terms and conditions that are no less favorable than those applicable to other senior executives of the Company with comparable positions and responsibilities.  You shall be entitled to vacation with pay during the Term in accordance with the Company’s vacation policy in effect from time to time; provided, however, that you shall be entitled to not less than four (4) weeks of paid vacation in each year.

(h)                                 Office and Staff.  The Company will furnish you with office facilities and staff support at the Company’s executive offices in both Los Angeles and New York, New York consistent with your responsibilities and position with the Company and in accordance with the Company’s practice for senior executives with comparable positions and responsibilities, on a basis that is no less favorable to you than Vivendi’s current practices as of the date hereof.

(i)                                     Expense Reimbursement.  During your employment, the Company will reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for senior executives of the Company with comparable positions and responsibilities (which will include appropriate itemization and substantiation of expenses incurred).  Without limiting the generality of the foregoing, the Company will reimburse you for first class travel and first class hotel accommodations in connection with your employment hereunder, consistent with the Company’s policies.

(j)                                     Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulation.

4.                                       Compensation Upon Certain Termination Events.

(a)                                  Compensation Payable.  Should your employment with the Company terminate, you will be entitled to the amounts and benefits shown on the following table, subject to Paragraphs 4(b) through 4(j) and your execution and non-revocation of the release of claims described in Paragraph 6(g).  In the event of such termination, and except for payments and benefits noted in this Paragraph 4, the Company will have no further obligations to you under this Agreement except as specifically set forth in this Agreement, as set forth in any benefit plan, program or arrangement in which you participate or as otherwise required by Company policy or by law.

Termination For Cause/Voluntary Termination without Good Reason	Involuntary Termination/ Good Reason/ Expiration of Term	Disability	Death

Payment of any accrued but unpaid Base Salary, unpaid annual bonus under the AIP in respect of the preceding fiscal year in an amount equal to the Guaranteed Minimum Bonus, and pro-rata* Guaranteed Minimum Bonus.

Payment of any accrued but unpaid Base Salary, unpaid annual bonus at the Company’s bonus payout percentage under the AIP in respect of the preceding fiscal year, pro-rata Target Bonus, plus a lump sum amount equal to your Base Salary and Target Bonus(es) (discounted as provided in Paragraph 4(h) below) multiplied by your Severance Multiple. For purposes hereof, your “Severance Multiple” shall equal (i) two plus the fractional portion of a year for which you were employed by the Company, in the event such termination occurs prior to June 30, 2008, (ii) two, in the event such termination occurs on or after June 30, 2008 and prior to the expiration of the Term and (iii) one, in the event such termination occurs upon the expiration of the Term. In addition, to the extent not previously paid, you shall be paid in a single lump sum the amount of your Transaction Bonus and targeted Post-Closing Merger Integration Bonus, each as described in Paragraphs 3(d) and 3(e) (provided, however, that if the applicable performance period for the Post-Closing Merger Integration Bonus ends upon or prior to your termination and the bonus, if any, for that performance period has not yet

Payment of any accrued but unpaid Base Salary, unpaid annual bonus under the AIP in respect of the preceding fiscal year, and pro-rata Target Bonus.

In addition your Base Salary will continue until the earliest of (i) the 180th day following the start of your Disability absence, or (ii) your death, and will be reduced by other Company-provided disability benefits paid to you.

Payment of any accrued but unpaid Base Salary, unpaid annual bonus under the AIP in respect of the preceding fiscal year, and pro-rata Target Bonus.

been paid, the amount paid in respect to that performance period shall be determined based on the Company’s latest estimate of its and your ultimate actual performance, versus its and your ultimate performance goals established pursuant to Paragraph 3(e), under the Post-Closing Merger Integration Bonus program(1)), and you shall be eligible to receive medical, dental, disability and life insurance coverage, on the same basis as is made available to other actively employed senior executives of the Company, for the number of whole and partial years corresponding to the Severance Multiple.

*References to pro-rata Guaranteed Minimum and Target Bonuses shall mean a pro-rata portion of such Guaranteed Minimum Bonus or Target Bonus, as applicable, for the fiscal year in which your termination of employment occurs, based upon the percentage of such fiscal year that shall have elapsed through the date of your termination of employment.

(b)                                 Termination for Cause/ Resignation without Good Reason.  The Company may terminate your employment for Cause at any time without advance notice, and you may resign your employment without Good Reason (as defined in Paragraph 4(f)).  “Cause” shall mean:

(i)             your gross misconduct or a willful breach of a substantial and material obligation under this Agreement;

(ii)          your intentional and material failure to comply with the Company’s material written policies and procedures as and to the extent such policies and procedures are both (i) communicated to you in writing within a reasonable period of time following the Closing Date and (ii) substantially similar in scope to the Policies and Procedures for Worldwide Business Conduct of Vivendi and Affiliates and the Vivendi Discrimination and Sexual Harassment Policy, copies of which are attached as Schedule 1 to this Agreement; or

(iii)  your conviction of a felony or crime of moral turpitude;

(1)                                  Exhibit B hereto contains a sample methodology for calculating this payment.

which, in the case of any of the immediately preceding clauses (i) or (ii), is not remedied within thirty (30) days after receipt of written notice from Company specifically delinieating each such claimed breach and setting forth Company’s intention to terminate your employment if such breach is not duly remedied, provided, however, that if the specified breach cannot reasonably be remedied within said thirty-day period and you commence reasonable steps within said thirty-day period to remedy said breach and diligently continue such steps thereafter until a remedy is effected, such breach shall not constitute “Cause”.  In the event that the Company terminates your employment for Cause or if you resign from your employment without Good Reason, the payments and benefits required by Paragraph 4(a) will be made and provided.

(c)                                  Involuntary Termination.  The Company may terminate your employment other than for Cause or other than on account of Disability, as defined in Paragraph 4(d), in which case you will receive the lump sum payments and benefits specified in Paragraph 4(a).  Any such termination of your employment shall be deemed to be an “Involuntary Termination” for all purposes of this Agreement.  You agree that you will have no rights or remedies in the event of your termination without Cause except as set forth in this Agreement.

(d)                                 Termination for Disability.  The Company may terminate your employment on account of a Disability (but only during the continuance of such Disability) and the payments and benefits required by Paragraph 4(a) will be made and provided.  You will be deemed to have a “Disability” if you are incapacitated by a physical or mental condition, illness or injury which has prevented you from being able to perform the essential duties of your position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period.  Any dispute regarding whether you have incurred a “Disability” shall be resolved by an independent medical doctor mutually agreeable to the Company and you.

(e)                                  Death.  If you die while employed under this Agreement, the payments and benefits required by Paragraph 4(a) will be made and provided.

(f)                                    “Good Reason” Termination.  You may terminate your employment voluntarily for “Good Reason” and the payments and benefits required by Paragraph 4(a) will be made and provided.  “Good Reason” means, without your written consent, a willful breach of a substantial and material obligation of the Company under this Agreement (as set forth below) which is not remedied within 30 days after receipt of written notice from you specifically delineating each such act or claimed breach and setting forth your intentions to terminate your employment if such breach is not duly remedied, provided that if the specified breach cannot reasonably be remedied within said 30-day period and the Company commences reasonable steps within said 30-day period to remedy said breach and diligently continues such steps thereafter until a remedy is effected, such breach will not constitute “Good Reason”.  A willful breach of a substantial and material obligation of the Company under this Agreement shall include any of the following events:  (i) you are removed by the Company from the position of Vice Chairman of the Board or Chief Corporate Officer (other than in connection with a promotion to a more senior level, or your written acceptance of another position with the Company in lieu thereof) or the Company does not nominate you for election as a member of the Board; (ii) you are required to report directly to a person not occupying a position described in Paragraph 2; (iii) your Base Salary, Guaranteed Minimum Bonus or Target Bonus are reduced or the Company deliberately fails to pay or provide, when due, any compensation or benefits contemplated hereunder; (iv) with respect to any year of the Term, the Company shall fail to grant to you the Annual Equity Awards described in Paragraph 3(c) if, with respect to any such year, the Company makes regular annual equity grants to similarly situated senior executives of the Company; (v) you are required to perform your primary duties at a location other than the Los Angeles, California metropolitan area; (vi) your duties, responsibilities or authority as provided under this Agreement (or which are hereafter assigned to you) are materially diminished without your consent (including, without limitation, your loss of direct responsibility (under the direction of the Company’s Chief Executive Officer) for the Company’s finance, legal and human resources executives, or for the Company’s merger integration activities; provided that a decision of the Company’s Chief Executive Officer as to any matter within your area of direct responsibility shall not be deemed a diminishment of your responsibilities in any respect); or (vii) the Company fails to require the express assumption of this Agreement by any successor to all or substantially all of the assets of the Company.   You agree that you will have no rights or remedies in the event of your termination for Good Reason except as set forth in this Agreement.

(g)                                 Expiration of the Term.  Unless otherwise terminated earlier pursuant to Paragraph 4, your employment will terminate automatically upon the expiration of the Term of this Agreement as set forth in Paragraph 1, and the payments and benefits required under Paragraph 4(a) will be made and provided.

(h)                                 No Mitigation.  Following your termination of employment with the Company for any reason (including, without limitation, if the Company terminates your services for any reason, or if you terminate your services for Good Reason), you will have no duty to attempt to mitigate your damages by seeking alternative employment, the Company will not be entitled to reduce the amount of any compensation or benefits (including, without limitation, stock options or other equity based awards) payable to you under this Agreement by any amounts or benefits received by you in connection with such alternative employment and you will not be required to pay the Company any amounts that you may receive from any such alternative employment or otherwise.  The obligations of the Company to you under this Agreement shall not be subject to any offset or defense.

(i)                                     Discount.  Any lump-sum payments required to be made to you pursuant to Paragraph 4 hereof will be discounted to present value from the time at which such amounts would have been paid absent any accelerated payment at an annual discount rate for the relevant periods equal to the “mid-term applicable Federal rate” (within the meaning of Section 1274(d) of the Code), compounded annually, in effect on the date of such termination; provided, that any amounts that would otherwise not have been paid by the last day of the Term shall be deemed, for these purposes, to have been payable on the last day of the Term.

(j)                                     Additional Payment Provisions.  Except as otherwise expressly provided under Paragraph 4(a), and subject to your execution and non-revocation of the release of claims described in Paragraph 6(g), the Company shall pay all monies owing to you under this Agreement (which shall include any unreimbursed business expenses and any accrued and unpaid vacation pay to the degree provided by Company policy) as soon as practicable after (but, in any event, within fifteen business days after) any termination of your employment; provided, however, that the payment of any monies accrued under any benefit plan shall be subject to the terms of the applicable plan and any elections you have made, and amounts in respect of unreimbursed expenses shall be paid within fifteen business days after your submission of supporting documentation for such expenses.  Anything contained herein to the contrary notwithstanding, the obligations of Company to make payments to you pursuant to this Agreement shall survive any termination of the Term of this Agreement.  Except as otherwise expressly provided in Paragraph 3(g), nothing in this Agreement shall adversely affect your rights, if any, to employee benefits following the termination of your employment under the terms of the employee benefit plans of the Company in which you participate, which rights, if any, shall be governed by the terms of such employee benefit plans.

5.                                       Certain Additional Payments by the Company.

(a)                                  Gross-Up Payment.  Anything in this Agreement to the contrary or any termination of this Agreement notwithstanding, in the event it is determined that any payment or distribution or benefit received or to be received by you pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company or any of its affiliates, to or for your benefit (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Paragraph 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then you will be entitled to receive an additional payment (a “Gross-Up Payment”) in amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 Gross-Up Payment Calculation.  Subject to the provision of Paragraph 5(c), all determinations required to be made under this Paragraph 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, will be made by such certified public accounting firm as may be jointly designated by you and the Company (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier date as is requested by the Company.  All fees and expenses of the Accounting Firm will be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Paragraph 5, will be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination (or in the case of any claim by the IRS which you are either directed to pay by the Company (affirmatively or by lapse of the 30 day notice period described in Paragraph 5(c)) or required to pay after the conclusion of the contest proceedings described in Paragraph 5(c), within five days of such Company direction or conclusion of such proceedings).  Any determination by the Accounting Firm will be binding upon the Company and you.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Paragraph 5(c) and you are thereafter required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the

Underpayment that has occurred and any such Underpayment will be promptly (and in any event within five days of such determination) paid by the Company to or for the benefit of you.

(c)                                  Claim by the IRS.  You will notify the Company in writing of any claim by the U.S. Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification will be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is due to be paid.  You will not pay such claim prior to the expiration of the 30-day period ending on the date that any payment of taxes with respect to such claim is due.  If the Company notifies you in writing prior to the expiration of such 30-day period that it desires to contest such claim, then you will:

(i)    give the Company any information reasonably requested by the Company relating to such claim;

(ii)   take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

(iii)  cooperate with the Company in good faith in order effectively to contest such claim;

provided, however, that the Company will bear and pay directly all costs and expenses; (including additional interst and penalties) incurred in connection with such contest and will indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 5(c), the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and, subject to Paragraph 5(e), sue for a refund, or contest the claim in any permissible manner, and you will agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine, provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company will advance the amount of such payment to you, on an interest-free basis and will indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(d)                                 Entitlement to Payment.  Subject to Paragraph 5(e), if, after the receipt by your of an amount advanced by the Company pursuant to Paragraph 5(c), you become entitled to receive any refund with respect to such claim, you will (subject to the Company’s complying with the requirements of Paragraph 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by you of an amount advanced by the Company pursuant to Paragraph 5(c), a determination is made that you will not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.  Any Gross-Up Payment or reimbursement by the Company of expenses pursuant to this Paragraph 5 shall be paid no later than December 31 of the calendar year following the calendar year during which you remit or otherwise incur the applicable Excise Tax or expenses.

(e)                                  Sarbanes-Oxley Limitation.  Notwithstanding the foregoing: (i)  during any period when the Company and you are subject to the limitations of Sarbanes-Oxley, in the event of a claim by the IRS described in Paragraph 5(c), the Company may (A) direct you to pay (affirmatively or by lapse of the 30 day notice described in Paragraph 5(c)) such claim in which case the Company shall make the Gross-Up Payment with respect to such claim; or (B) direct you to contest such claim (but not require you to pay such claim and sue for a refund); and (ii)  in the event that the Company and you become subject to the limitations of Sarbanes-Oxley after the commencement of any contest to such a claim and after the advancement of any amounts to you pursuant to Paragraph 5(c) pending the outcome for any proceeding for a refund, the amount of such advancement shall be immediately forgiven and you shall cease to be obligated to continue any such proceeding for said refund and the Company shall make the Gross-Up Payment with respect to such claim and such forgiveness.

6.                                       Covenants.

(a)                                  Acknowledgment.  You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates.  You agree that the Company would be severely damaged if you misused or disclosed this information.  To prevent this harm, you are making the promises set forth in this Paragraph 6.  You acknowledge that the provisions of this Paragraph are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company.  In the event of a violation of the provisions of this Paragraph 6, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

(b)                                 Promise Not to Disclose.  You will hold in a fiduciary capacity, for the benefit of the Company, all confidential or proprietary information, knowledge and data of the Company which you may acquire, learn, obtain or develop during your employment by the Company.  Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than as required by, or on behalf of, the Company.  You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty of confidentiality, other than as required by the Company.  The confidential and proprietary information covered by this protection includes, but is not limited to, confidential and proprietary matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company (“Company Information”).  Anything contained herein to the contrary notwithstanding, for purposes of this Agreement, “Company Information” and “confidential or proprietary information, knowledge and data” shall not include information which is: (i) generally known in the industry; or (ii) in the public domain other than due to your actions.  Company Information will be considered and kept as the private, proprietary and confidential information of the Company except in furtherance of the Company’s business or within the Company as required to perform services, and may not otherwise be divulged without the express written authorization of the Company except as required to be disclosed by law.  You and the Company further agree that neither of you will publicly disclose the terms of this Agreement, other than as required by law.  Notwithstanding the foregoing, it is agreed that nothing herein shall prevent you from disclosing any information, the disclosure of which is reasonably necessary in order for you to defend yourself, or assert your rights, in any legal or administrative proceeding to which you and the Company or its affiliates are parties.

(c)                                  Promise Not to Engage in Certain Activities.  You will not at any time during your employment by the Company or, in the event of your termination of employment (i) voluntarily without Good Reason or (ii) involuntarily for Cause, prior to the earlier to occur of (x) the first anniversary of such termination of employment and (y) the third anniversary of the Closing Date, be or become (A) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is engaged in the business of video game publishing (a “Competitive Business”) or (B) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such Competitive Business.  The provisions of this Paragraph 6(c) will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.  Notwithstanding the foregoing, it is agreed it shall not be a breach of Paragraph 6(c) for you to provide services to an entity or person, that (I) is not itself a Competitive Business but has an affiliate that is a Competitive Business (or that has an affiliate that has a division, business unit or segment that is a Competitive Business) or (II) has one or more distinct lines of business which are not Competitive Businesses, and has a division, business unit or segment that is a Competitive Business, if in either case (I) or (II), as applicable, provided that you do not and will not, directly or indirectly, provide services or advice with respect to the operations, management, strategic planning or marketing activities of the affiliate, division, business unit or segment that is the Competitive Business.

(d)                                 Promise to Return Property.  All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the

Company’s business in whatever form (including electronic) which you (or any person to whom you have directly or indirectly transferred such possession) possess will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company’s request (except that you may, upon request to the Company, which shall not be unreasonably withheld, retain copies of any documents to the extent reasonably necessary to protect your interests).

(e)                                  Promise Not to Solicit.  You will not during the period of your employment by the Company or the period ending one (1) year after the date of your termination of employment induce or attempt to induce any employees, consultants, contractors or representatives of the Company (“Company Representatives”) (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or to induce or attempt to induce any Company Representative under an exclusive contractual arrangement with Company to work for, contract with or represent any of the Company’s competitors.

(f)                                    Company Ownership.  The results and proceeds of your services hereunder, including, without limitation, any works or authorship resulting from your services during your employment with the Company and/or any of the Company’s affiliates and any works in progress, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever.  If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever.  You will, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights.  This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer.

(g)                                 Release of Claims.  You and the Company agree that upon your termination of employment with the Company, you and the Company will execute mutual releases of claims in favor of the other party in the form attached hereto as Exhibit A; provided, however, that such release of claims shall not affect the ongoing obligations of the Company and its affiliate with respect to any of your employee benefit arrangements, such as pension, 401(k) and outstanding equity awards or your rights to enforce the terms of this Agreement.  You acknowledge that the payments and benefits described in Paragraph 4(a) are expressly contingent upon your execution and non-revocation of such release of claims.

7.                                       Services Unique.  You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages.  In the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.  This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights and remedies will be unrestricted.

8.                                       Notices.  All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

At the address indicated on the first page hereof

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954

Attention:  Brian D. Robbins, Esq.

If to the Company:

To the address(es) set forth on Exhibit C

or to such other address as either party will have furnished to the other in writing.  All notices and communications shall be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) three (3) business days after being sent by first class certified mail, return receipt requested, postage paid; or (c) one (1) business day after sending by next-day delivery service with confirmation of receipt.  As used herein, the term “business day” means any day that is not Saturday, Sunday or legal holiday in the State of New York.

9.                                       Assignment/Affiliated Corporations.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it, and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of your death your estate and heirs in the case of any payments due to you hereunder).  The Company may only assign this Agreement and its rights and obligations hereunder, (a) in the case of an assignment solely by the Company, to any entity controlled by, controlling or under common control with the Company, so long as such successor assumes in writing the Company’s obligations hereunder; or (b) to any entity which, by way of merger, consolidation or sale of all or substantially all of the assets of the

Company becomes a successor to the Company, so long as such successor assumes in writing the Company’s obligations hereunder.  You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, will run in favor of and will be enforceable by the Company, its affiliates and their successors.  Upon the Closing (as defined in the Business Combination Agreement), Vivendi (i) shall assign its obligations under this Agreement, if any, to the Company and (ii) shall cause the Company to assume this Agreement.

10.                                 Indemnification.  The Company agrees that you shall be entitled to indemnification and payment or reimbursement of expenses (including attorneys’ fees and expenses) to the extent provided in the Company’s Restated Certificate of Incorporation for all damages, losses and expenses incurred by you in connection with any claim, action, suit or proceeding which arises from your services and/or activities as an officer and/or employee of Company or any affiliate thereof.  This Paragraph 10 shall survive any termination of the Term of this Agreement and shall apply in respect of the Prior Agreement.

11.                                 Arbitration of Disputes.

(a)                                  Arbitration and Mediation.  You agree that all disputes or controversies arising out of your employment, including but not limited to, any disputes concerning the interpretation or application of this Agreement and any claims arising under any law prohibiting discrimination, retaliation or harassment, will be decided by a single arbitrator in final and binding arbitration administered by the American Arbitration Association (“AAA”) and conducted according to the AAA’s National Rules for the Resolution of Employment Disputes in effect at the time the demand for arbitration is made.  This agreement to arbitrate includes all claims that the Company may have against you at any time now or in the future, and all claims that you may have against the Company or any of its successors at any time now or in the future.  The only exceptions are (1) claims covered by workers’ compensation or unemployment insurance, (2) claims for benefits that arise under benefit plans that contain their own administrative or other dispute resolution procedures, and (3) any other claims that by law are not subject to mandatory arbitration.  You may be permitted to file a complaint with certain governmental agencies in accordance with applicable law.  At the option of either you or the Company, the arbitration proceedings will be stayed prior to the selection of an arbitrator, and both you and the Company will submit the claims asserted, together with any counterclaims and defenses, to non-binding mediation.  The mediator will be selected through the AAA.  Completing the mediation program means participating in good faith in at least one telephone mediation session.  The Company will pay all of the administrative costs and fees of the mediation and will bear its own legal fees regardless of outcome.  Additionally, the Company shall pay directly or reimburse you for your legal fees in the case of any action to the extent that you prevail in material part in connection with such action.

(b)                                 Injunctive Relief. Notwithstanding Paragraph 11(a), due to the irreparable harm that would result from an actual or threatened violation of Paragraph 6 that involves disclosure or use of confidential information, trade secrets, or competition with the Company and Paragraphs 2 and 6 that involve exclusivity of your services with the Company, you agree that the Company may seek an injunctive prohibiting you from committing such a violation.

(c)                                  The Arbitration. Any arbitration will take place in New York, New York before a single experienced employment arbitrator licensed to practice law in New York. The arbitrator may not modify or change this Agreement in any way.

(d)                                 Fees and Expenses. The Company will promptly pay on your behalf, or reimburse you for all reasonable attorneys’ fees and expenses incurred by you in connection with the negotiation and documentation of the terms and conditions of this Agreement.

12.                                 Miscellaneous.  No provisions of this Agreement may be amended, modified, waived, or discharged except by written document signed by you and a duly authorized officer of the Company.  A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions of this Agreement at any other time.  The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York.  This Agreement will be binding upon, and will inure to the benefit of, you and your estate and the Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by you.

13.                                 Validity.  The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

14.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

15.                                 Entire Agreement.  This Agreement sets forth the entire understanding between us; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.  All prior employment agreements, understandings and obligations (whether written, oral, express or implied) between us, if any, are terminated as of the commencement date of the Term and are superseded by this Agreement.  Without limiting the generality of the preceding sentence, and for the avoidance of doubt, following the Closing Date and your commencement of employment under this Agreement you expressly acknowledge and agree that you shall have no right to terminate your employment for “Good Reason” under Paragraph 4(f) of the Prior Agreement, and that you shall have no right to any benefits or amounts of any kind under such Paragraph of the Prior Agreement.  You further expressly acknowledge and agree that your rights and obligations (if any) upon your termination for any reason during the Term shall be determined exclusively under this Agreement.

16.                                 Compliance with Section 409A of the Code.

(a)                                  Specified Employee.  Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” as defined in Section 409A, you shall not be entitled to any payments or benefits that constitute deferred compensation subject to Section 409A, and whose payment or provision is triggered by your termination of employment (whether such payments or benefits are provided to you under this Agreement or under any other plan, program or arrangement of the Company), until the earlier of (i) the date which is the first business day following the six-month anniversary of your termination of employment for any reason other than death or (ii) your date of death (the “First Payment Date”).  The first installment of the payments or benefits you are entitled to hereunder that is made on the First Payment Date shall include a “make-up” payment equal to the sum of the payments and benefits that, if not for the six-month delay described in the preceding sentence, would be due and payable hereunder after your termination date and before the First Payment Date.  The Company shall make the determination as to whether you are a “specified employee” in good faith in accordance with its uniform methodology and procedures adopted in accordance with Section 409A and, at the time of your termination of employment will notify you whether or not you are a “specified employee”.

(b)                                 Other Provisions.  This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts, if any, subject thereto, and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  If either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon you or the Company.  Except as expressly provided otherwise herein, no reimbursement payable to you pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

[signature page follows]

Very truly yours,

VIVENDI HOLDING I CORP.

	By:	/s/ Robert C. Greenberg
		Name:	Robert C. Greenberg
		Title:	Senior Vice President Human Resources –
U.S.

ACCEPTED AND AGREED:

/s/ Bruce L. Hack
Bruce L. Hack

EXHIBIT A

ACTIVISION BLIZZARD, INC.

MUTUAL RELEASE AGREEMENT

In consideration of the severance payments and benefits which are to be provided to me by Activision Blizzard, Inc. (the “Company”) pursuant to Paragraph 4(a) (collectively the “Severance Benefits”) of that certain letter agreement dated as of December 1, 2007 between me, the Company and Vivendi Holding I Corp. (the “Employment Agreement”), I hereby agree to and do release and forever discharge the Company, its parent, affiliated and subsidiary companies, and their respective past and present officers, directors, stockholders, insurers, employees and agents of any kind (the “Company Released Parties”) from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company, its parent, affiliated and subsidiary companies, from the beginning of time through and including the effective date of this Mutual Release Agreement, including, but not limited to, wrongful discharge, termination in violation of public policy, breach of contract (both express and implied), breach of fiduciary duty, discrimination of any kind, tort, fraud, misrepresentation, the Civil Rights Acts, Employee Retirement Income Security Act (except for vested benefits that are not affected by this Mutual Release Agreement), Worker Adjustment and Retraining Notification Act, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, Family Medical Leave Act, Fair Labor Standards Act, Older Workers Benefit Protection Act, California Fair Employment and Housing Act, California Civil Code, California Labor Code, California Constitution, California Family Rights Act, California Worker’s Compensation Act, Consolidated Omnibus Budget Reconciliation Act, or any other federal, state or local legislation or common law relating to human rights, employment, and/or discrimination in employment, or otherwise, and any and all claims for attorneys’ fees, expenses or costs related to any of the foregoing.  Notwithstanding the foregoing, nothing contained herein shall be deemed, interpreted or construed to constitute my release or relinquishment of or otherwise effect my continuing right to claim and receive either (i) any rights I may have to receive or the Company’s obligations to pay or provide to me the Severance Benefits under the Employment Agreement or my rights to receive payments under Paragraph 5 of the Employment Agreement, (ii) any right I may have to be indemnified and/or defended from and against any and all third party or other claims incurred or encountered by me as a result of my performance of services or duties for and on behalf of any one or more of the Company Released Parties or my status as an employee, agent, officer, director, fiduciary or other representative of any one or more of the Company Released Parties including without limit my rights to receive coverage under any liability, errors and omissions or officers and directors insurance coverage maintained by any one or more of the Company Released Parties, and (iii) any accrued and vested benefits owed to me under any benefit plan, policy or program (including, without limitation, any such benefit plans, policies or programs granted or modified pursuant to the terms of the Employment Agreement or the letter agreement between me, Vivendi Holding I Corp. and Vivendi S.A., dated as of December 1, 2007) in which I participated during the term of my employment with the Company, all of which accrued and vested benefits and Employment Agreement provisions shall remain payable to me in accordance with the terms of the Employment Agreement or the governing benefit plan, policy or program (all of the foregoing described matters under sub-clauses (i), (ii) and (iii) of this Paragraph being herein collectively referred to as the “Employee Retained Rights”).

In consideration for my execution of this Agreement and the waiver provided by me under the foregoing Paragraph, the Company hereby, on its behalf and on behalf of all other Company Released Parties, hereby agrees to and does release and forever discharge me and my heirs, representatives, successors and assigns (collectively the “Employee Released Parties”) from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with or provision of services for or on behalf of the Company or any one or more of the other Company Released Parties, from the beginning of time through and including the effective date of this Mutual Release Agreement, including, but not limited to, breach of contract (both express and implied), breach of fiduciary duty, illegal act of any kind, tort, fraud, misrepresentation, or any other federal, state or local legislation or common law relating to human rights, employment, and/or discrimination in employment, or otherwise, and any and all claims for attorneys’ fees, expenses or costs related to any of the foregoing.  Notwithstanding the foregoing, nothing contained herein shall be deemed, interpreted or construed to constitute the Company’s release or relinquishment of or otherwise effect its continuing right to receive any rights to which the Company is entitled under Paragraph 6 of the Employment Agreement (all of the foregoing described matters under this sentence of this Paragraph being herein collectively referred to as the “Company Retained Rights”).

Except for or in connection with the Employee Retained Rights, I hereby waive all rights I may have to file any charge or complaint, nor will I accept any relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the effective date of this Mutual Release Agreement, before any federal, state, or local administrative agency against the Company Released Parties, except as such waiver is prohibited by statutory provision.  Except for or in connection with the Employee Retained Rights, I further waive all rights to file or join in any action before any federal, state, or local court against the Company Released Parties for any events or causes of action occurring or accruing on or before the effective date of this Mutual Release Agreement. I also acknowledge that I do not have any current charge or claim against the Company Released Parties pending before any local, state or federal agency regarding my employment.  Except as prohibited by statutory provision or for or in connection with the Employee Retained Rights, in the event that any claims are filed, they shall be dismissed with prejudice upon presentation of this Mutual Release Agreement, and I shall reimburse the Company for the costs, including reasonable attorneys’ fees, of defending any such action.

Except for or in connection with the Company Retained Rights, the Company, for and on its behalf and for and on behalf of each of the Company Released Parties, hereby waives all rights it or they may have to file any charge or complaint, nor will it accept or permit any Company Released Party to pursue or accept any relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the effective date of this Mutual Release Agreement, before any federal, state, or local administrative agency against me or any of the Employee Released Parties, except as such waiver is prohibited by statutory provision.  The Company, for and on its behalf and for and on behalf of each of the Company Released Parties and except for or in connection with the Company Retained Rights, further waives all rights to file or join in any action before any federal, state, or local court against me or any of the Employee Released Parties for any events or causes of action occurring or accruing on or before the effective date of this Mutual Release Agreement. The Company, for and on its behalf and for and on behalf of each of the Company Released Parties, also acknowledge that neither it nor any of the Company Released Parties has any current charge or claim against the me or any of the Employee Released Parties pending before any local, state or federal agency regarding my employment with the Company or my provision, performance or rendering of any services, duties or activities for or on behalf of any of the Company or the Company Released Parties.  Except as prohibited by statutory provision and except for or in connection with the Company Retained Rights, in the event that any such claims are filed, they shall be dismissed with prejudice upon presentation of this Mutual Release Agreement, and the Company shall reimburse me and the Employee Released Parties for the costs, including reasonable attorneys’ fees, of defending any such action.

The provision of the Severance Benefits completely extinguishes all of the Company Released Parties’ obligations to me, other than the Employee Retained Rights, through and including the effective date of this Mutual Release Agreement, including, without limitation, severance under any agreement or

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policy other than the Employment Agreement, compensation, health insurance premiums, and obligations of any kind arising from or related to my employment with the Company.

In the event of any dispute or claim concerning the provision of the Severance Benefits owed to me, including without limitation, the amount or nature of the Severance Benefits, the method, manner or timing of the provision of the Severance Benefits, or the rights and obligations of me or the Company in connection with the Severance Benefits, it is agreed by me and the Company that such dispute shall be submitted to binding arbitration in New York, New York before the American Arbitration Association (“Association”) in accordance with the Association’s rules applicable to such disputes and pursuant to Paragraph 11(a) of the Employment Agreement.

By signing this Mutual Release Agreement, I represent, warrant, and agree as follows, which representations, warranties, and agreements shall survive the execution of this Mutual Release Agreement:

(i)                                     I have carefully read my Employment Agreement and this Mutual Release Agreement and understand all of their respective terms;

(ii)                                  I have had the opportunity to consult with an attorney or other advisor of my choice about this matter, and have been advised by the Company to do so if I choose; and

(iii)                               I have signed this Mutual Release Agreement knowingly and voluntarily, and no promises or representations have been made to me by any person to induce me to do so, other than the Employment Agreement and this Mutual Release Agreement.

By signing this Mutual Release Agreement, I further represent, warrant and agree and the Company hereby represents, warrants and agrees as follows, which representations, warranties, and agreements shall survive the execution of this Mutual Release Agreement:

(i)                                     It is hereby acknowledged that there is a possibility that subsequent to the execution of this Mutual Release Agreement either I or the Company will discover facts or incur or suffer claims which were unknown or unsuspected by me or the Company at the time this Mutual Release Agreement was executed, and which if known by me or the Company at the time may have materially affected my or the Company’s decision to execute this Mutual Release Agreement.  Each of I and the Company acknowledge and agree that, by reason of this Mutual Release Agreement, each of I and the Company are respectively assuming the risk of such unknown facts and such unknown or unsuspected claims.  Each of I and the Company have been advised and is aware of the existence of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding such provisions, this Mutual Release Agreement shall constitute a full release in accordance with its terms. Each of I and the Company hereby knowingly and voluntarily waive the provisions of Section 1542, as well as any other statute, law or rule of similar effect, and acknowledge and agree that this waiver is an essential and material term of this Mutual Release Agreement, and without such waiver the Mutual Release Agreement would not have been accepted or agreed by either I or the Company.  Each of I and the Company hereby represents that I and it have respectively been advised by my or its respective legal counsel, and that each of I and the Company understands and acknowledges the

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significance and consequence of this Mutual Release Agreement and of this specific waiver of Section 1542 and comparable laws of other jurisdictions; and

(ii)                                  The Employment Agreement is Exhibit A to this Mutual Release Agreement, and is incorporated and made a part of this Mutual Release Agreement. This Mutual Release Agreement, together with the exhibits hereto, integrates the whole of all agreements and understandings between the Company and me concerning the subject matter of this Mutual Release Agreement and any other dealings between the Company and me. This Mutual Release Agreement supersedes all prior negotiations, discussions, or agreements relating to the subject matter of this Mutual Release Agreement, including employment contracts other than Exhibit A, if any, between the Company and its subsidiaries and affiliates, on the one hand, and me, on the other.  I AND THE COMPANY HEREBY REPRESENT, WARRANT, AND AGREE TO AND WITH THE OTHER THAT THERE ARE NO UNWRITTEN, ORAL, OR VERBAL UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BETWEEN THE COMPANY, ITS SUBSIDIARIES, AFFILIATES, AND ME, AND THAT EACH OF MY AND THE COMPANY’S RESPECTIVE RIGHTS SHALL BE GOVERNED EXCLUSIVELY BY THIS MUTUAL RELEASE AGREEMENT;

(iii)                               This Mutual Release Agreement shall be governed by and construed according to the laws of the State of New York, except that any conflict of laws rule requiring reference to the laws of another jurisdiction shall be disregarded;

(iv)                              Each of I and the Company has full express authority to settle all claims related my employment with the Company and/or its subsidiaries or affiliates, and that neither I nor the Company have given or made any assignment of such claims. TO THE EXTENT THAT ANY CLAIM RELATED TO THIS MUTUAL RELEASE AGREEMENT MAY BE BROUGHT BY PERSONS OR ENTITIES CLAIMING BY, THROUGH, OR UNDER ME, OR MY SPOUSE, HEIRS, SUCCESSORS, OR ASSIGNS, THEN I FURTHER AGREE TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS AGENTS, AND ITS SUCCESSORS FROM ANY LAWSUIT, JUDGMENT, OR SETTLEMENT ARISING FROM SUCH CLAIMS.  TO THE EXTENT THAT ANY CLAIM RELATED TO THIS MUTUAL RELEASE AGREEMENT MAY BE BROUGHT BY PERSONS OR ENTITIES CLAIMING BY, THROUGH, OR UNDER THE COMPANY OR ANY OF THE COMPANY RELEASED PARTIES, THEN THE COMPANY FURTHER AGREES TO INDEMNIFY AND HOLD HARMLESS ME, MY AGENTS, AND MY SUCCESSORS FROM ANY LAWSUIT, JUDGMENT, OR SETTLEMENT ARISING FROM SUCH CLAIMS;

I understand that I may take up to forty-five (45) days to review and consider this Mutual Release Agreement.

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I may revoke this Mutual Release Agreement after signing it, by delivering a written revocation to the Company’s Director of Human Resources no later than seven (7) days after the date I sign it as shown below. This Mutual Release Agreement, however, shall not become effective, and I shall not receive any Severance Benefits, until the seven-day revocation period has expired.

TO BE SIGNED AFTER TERMINATION OF EMPLOYMENT

Employee’s Signature

Bruce L. Hack
Print Name

Date

ACTIVISION BLIZZARD, INC.

By:
Print Name :

Title:

Date

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EXHIBIT B

Sample Severance Calculation with respect to the Post-Closing Merger Integration Bonus program

Note:  The following is provided solely for illustrative purposes and is not intended to reflect or limit in any respect the actual terms and/or conditions of the actual Post-Closing Merger Integration Bonus set forth in Paragraph 3(e).

Assuming for purposes of this example that the $1,000,000 target Post-Closing Merger Integration Bonus is payable based upon one performance period, if your employment with the Company were terminated after the Closing Date either in an Involuntary Termination or upon your resignation for Good Reason after the end of the performance period established under Paragraph 3(e), but before the Post-Closing Merger Integration Bonus is paid, and the ultimate forecast vs. goals generates zero payout for the performance period, then you would not receive any severance compensation under Paragraph 4(a) with respect the Post-Closing Merger Integration Bonus.  However, if your employment were terminated after the Closing Date either in an Involuntary Termination or upon your resignation for Good Reason prior to the end of the performance period established under Paragraph 3(e), you would be entitled to receive severance compensation of $1,000,000 with respect to the Post-Closing Merger Integration Bonus representing a “target” payment for the unexpired performance period.

EXHIBIT C – Notices

Schedule 1 – Policies